Exhibit 99.1

Biodesix Announces Second Quarter 2026 Results and Highlights

Delivered $26.9 million in revenue, representing 34% growth in Q2 2026;

Achieved 82% gross margin in Q2 2026;

Maintained FY 2026 Revenue Guidance of $108-114 million, mid-point reflects 25% growth;

Conference Call and Webcast Today at 4:30 p.m. ET

LOUISVILLE, CO, August 5, 2026 – Biodesix, Inc. (Nasdaq: BDSX), a leading diagnostic solutions company, today announced its financial and operating results for the second quarter ended June 30, 2026.

“Biodesix delivered another strong quarter, highlighted by 34% revenue growth, 42% growth in Diagnostic Testing revenue, and gross margins, which increased to 82%,” said Scott Hutton, Chief Executive Officer. “Our performance reflects continued adoption of our blood-based lung diagnostics, expanding reimbursement coverage, and improving sales force productivity. Diagnostic testing volumes grew 38% year-over-year while operating expenses excluding direct costs increased only 7%, demonstrating meaningful operating leverage and a 56% improvement in Adjusted EBITDA.”

Hutton continued, “In delivering against our mission to conquer lung cancer and other diseases, we believe our combination of clinical evidence, reimbursement strength, commercial execution, and disciplined expense management positions Biodesix to continue delivering sustainable growth while advancing toward profitability.”

Business and Financial Highlights for the Second Quarter 2026

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Diagnostic Testing revenue was $25.4 million in the second quarter, representing 42% growth, driven by a 38% increase in test volumes to 20,900 and higher average revenue per test year-over-year. The improvement in average revenue per test was primarily attributable to expanded payer coverage and continued improvements to revenue cycle management;
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Development Services revenue of $1.5 million in the second quarter 2026, as compared to $2.1 million in the prior year period reflecting timing of project completion and revenue recognition. The Development Services pipeline is strong and supports expectations for growth over the remainder of 2026;
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Total revenue of $26.9 million in the second quarter 2026, an increase of 34% over the respective prior year comparable period;
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Gross margin was 82% in the second quarter, a 200-basis point improvement over the respective prior year comparable period. The Company continues to deliver strong gross margins driven by higher Diagnostic Testing volumes, improved average revenue per test, and continued optimization of laboratory workflows, resulting in a lower cost per test;
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Operating expenses (excluding direct costs and expenses) of $27.4 million for the second quarter 2026, an increase of 7% over the respective prior year comparable period. The Company expects continued operating leverage as our expanded sales team gains experience, increases productivity, and delivers sustained performance;
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Includes non-cash stock compensation expense of $0.8 million during the second quarter 2026, a decrease of 21% versus the respective prior year comparable period;
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Net loss of $7.3 million for the second quarter 2026, an improvement of 37% over the respective prior year comparable period;

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Adjusted EBITDA was a loss of $3.2 million in the second quarter 2026, a 56% improvement over the respective prior year comparable period;
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Cash and cash equivalents of $30.0 million, an increase of 17% over the period ending March 31, 2026. Change in cash included $6.5 million of net proceeds from our at-the-market program. We believe current cash, expected growth in revenue, and ongoing operational leverage provide sufficient liquidity to execute our growth strategy.

2026 Financial Outlook

For full year 2026, the Company expects total revenue of $108–114 million, with the midpoint representing approximately 25% growth over 2025. Biodesix expects continued progress toward achieving and maintaining Adjusted EBITDA profitability, driven by increasing sales productivity, expanded clinical evidence supporting the Nodify Lung tests, growth in the Development Services pipeline, and demonstrated operating leverage.

Metric	FY 2026 Guidance
Total Revenue	$108-114M (mid-point is 25% growth)
Gross Margin	Maintain ~80%
Adj. EBITDA	Continued improvement on path to profitability

Conference call and webcast information

Listeners can register for the webcast via this link. Analysts who wish to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Company’s investor website approximately two hours after the call’s conclusion. Participants are advised to join 15 minutes prior to the start time.

For a full list of Biodesix press releases and webinars, please visit biodesix.com.

About Biodesix

Biodesix is a leading diagnostic solutions company, driven to improve clinical care and outcomes for patients. Biodesix Diagnostic Tests, including the Nodify Lung® Nodule Risk Assessment test and the IQLung® Cancer Treatment Guidance test, support clinical decisions to expedite personalized care and improve outcomes for patients with lung disease. Biodesix Development Services enable the world’s leading biopharmaceutical, life sciences, and research institutions with scientific, technological, and operational capabilities that fuel the development of diagnostic tests, tools, and therapeutics. For more information, visit biodesix.com.

Trademarks: Biodesix, Biodesix Logo, Nodify Lung, and IQLung are trademarks or registered trademarks of Biodesix, Inc.

Use of Non-GAAP Financial Measure

Biodesix reported results are presented in accordance with generally accepted accounting principles in the United States (GAAP).

Biodesix also presents Adjusted EBITDA, a non-GAAP financial measure, in this press release. Adjusted EBITDA is a key performance measure that our management uses to assess our financial performance, for internal planning and forecasting purposes, and as an additional measure of our performance for the purposes of business decision-making, including managing expenditures. We believe that this non-GAAP financial measure is useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods, and helps our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net loss or Loss from operations. In addition, we believe that providing Adjusted EBITDA, together with a reconciliation of Net loss to Adjusted EBITDA, helps investors make comparisons between our Company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items and may not be directly comparable to similarly titled metrics used by other companies.

We calculate Adjusted EBITDA as Net loss adjusted to exclude interest, income tax expense, if any, depreciation and amortization, share-based compensation expense, loss on debt extinguishments, net, change in fair value of warrant liabilities, net, other income, net, and other non-recurring items. Non-recurring items are excluded as they are not representative of our underlying operating performance. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for Loss from operations, Net loss, and other GAAP measures.

Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Biodesix has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions. Forward-looking statements may include information concerning possible or assumed future results of operations, including descriptions of our revenues, profitability, outlook, and overall business strategy, the timing and assumptions regarding collection of revenues on projections, availability of funds and future capital, the anticipated impact and benefits of new clinical data, reimbursement coverage and research partnerships, the impact of enhanced U.S. tariffs, import/export restrictions or other trade barriers on the company and its operations and financial performance. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of our most recent Annual Report on Form 10-K, filed February 26, 2026, or subsequent Quarterly Reports on Form 10-Q during 2026, as applicable. Biodesix undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:

Media:

Natalie St. Denis

natalie.stdenis@biodesix.com

(720) 925-9285

Investors:

Chris Brinzey

chris.brinzey@icrhealthcare.com

(339) 970-2843

Biodesix, Inc.

Condensed Balance Sheets (unaudited)

(in thousands, except share data)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$29,996	$18,987
Accounts receivable, net of allowance for credit losses of $117 and $62	9,113	9,036
Other current assets	4,456	4,495
Total current assets	43,565	32,518
Non‑current assets
Property and equipment, net	23,803	24,817
Intangible assets, net	2,979	3,883
Operating lease right-of-use assets	3,542	2,997
Goodwill	15,031	15,031
Other long-term assets	6,406	8,230
Total non‑current assets	51,761	54,958
Total assets	$95,326	$87,476

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$2,160	$3,080
Accrued liabilities	10,411	11,033
Deferred revenue	205	961
Current portion of operating lease liabilities	1,609	1,364
Current portion of notes payable	—	6
Other current liabilities	906	992
Total current liabilities	15,291	17,436
Non‑current liabilities
Long‑term notes payable, net of current portion	46,817	47,445
Long-term operating lease liabilities	23,370	24,039
Other long-term liabilities	704	1,021
Total non‑current liabilities	70,891	72,505
Total liabilities	86,182	89,941
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value, 5,000,000 authorized; 0 (2026 and 2025) issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 authorized; 10,549,890 (2026) and 8,253,053 (2025) shares issued and outstanding	11	8
Additional paid‑in capital	521,961	495,289
Accumulated deficit	(512,828)	(497,762)
Total stockholders’ equity (deficit)	9,144	(2,465)
Total liabilities and stockholders’ equity (deficit)	$95,326	$87,476

Biodesix, Inc.

Condensed Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Diagnostic Tests	$25,349	$17,898	$47,640	$34,214
Development Services	1,512	2,120	4,776	3,762
Total revenues	26,861	20,018	52,416	37,976
Direct costs and expenses	4,820	4,031	9,025	7,734
Research and development	3,135	3,269	6,420	6,139
Sales, marketing, general and administrative	24,282	22,411	48,543	42,859
Impairment loss on intangible assets	12	26	17	99
Total operating expenses	32,249	29,737	64,005	56,831
Loss from operations	(5,388)	(9,719)	(11,589)	(18,855)
Other (expense) income:
Interest expense	(1,982)	(1,898)	(3,959)	(3,583)
Change in fair value of warrant liability, net	—	98	—	(280)
Other income, net	97	51	482	149
Total other expense	(1,885)	(1,749)	(3,477)	(3,714)

Net loss	$(7,273)	$(11,468)	$(15,066)	$(22,569)
Net loss per share, basic and diluted	$(0.71)	$(1.56)	$(1.51)	$(3.08)
Weighted-average shares outstanding, basic and diluted	10,296	7,333	9,977	7,316

Biodesix, Inc.

Reconciliation of Net Loss to Adjusted EBITDA (unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(7,273)	$(11,468)	$(15,066)	$(22,569)
Interest expense	1,982	1,898	3,959	3,583
Depreciation and amortization	1,387	1,436	2,783	2,876
Share-based compensation expense	820	1,039	1,935	2,011
Change in fair value of warrant liability, net	—	(98)	—	280
Other (income) expense, net	(97)	(20)	(846)	410
Adjusted EBITDA	$(3,181)	$(7,213)	$(7,235)	$(13,409)